                                                                    EXHIBIT 12.1

                    WINSLOEW FURNITURE, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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

                                                                                    FISCAL YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------------------------
                                                                      1998          1997          1996          1995          1994
                                                                    -------       -------       -------       -------       -------
Income from continuing operations before income
  taxes and extraordinary items                                      $29,247       $17,999       $13,377       $ 6,946       $ 8,846

Add:
     Interest expense                                                    635         2,296         3,083         3,841         2,795
                                                                     -------       -------       -------       -------       -------
"Earnings" as defined                                                $29,882       $20,295       $16,460       $10,787       $11,281
                                                                     =======       =======       =======       =======       =======


Fixed charges
    Interest expense (including amortization of
        debt expense)                                                    635         2,296         3,083         3,841         2,795
                                                                     -------       -------       -------       -------       -------
                                                                     $   635       $ 2,296       $ 3,083       $ 3,841       $ 2,795
                                                                     =======       =======       =======       =======       =======

Ratio of earnings to fixed charges                                     47.1x          8.8x          5.3x          2.8x          4.0x
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
                                                            NINE MONTHS     NINE MONTHS
                                                               ENDED           ENDED
                                                           SEPTEMBER 24,   SEPTEMBER 25,
                                                                1999           1998
                                                           -------------   -------------

Income from continuing operations before income
  taxes and extraordinary items                               $24,794         $20,594

Add:
  Interest expense                                              2,280             824
                                                              -------         -------
"Earnings" as defined                                         $27,074         $21,418
                                                              =======         =======

Fixed charges
    Interest expense (including amortization of
        debt expense)                                           2,280             824
                                                              -------         -------
                                                              $ 2,280         $   824
                                                              =======         =======

Ratio of earnings to fixed charges                              11.8x           26.0x
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